Exhibit 99.1

Janux Therapeutics Announces Collaboration and Exclusive Worldwide License Agreement with Bristol Myers Squibb to Develop a Novel Tumor-Activated Therapeutic for Solid Tumors

SAN DIEGO, CA – January 22, 2026 – Janux Therapeutics, Inc. (Nasdaq: JANX) (“Janux”), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technologies to its Tumor Activated T Cell Engager (TRACTr), Tumor Activated Immunomodulator (TRACIr), and Adaptive Immune Response Modulator (ARM) platforms, today announced a collaboration and exclusive worldwide license agreement with Bristol Myers Squibb. Under the terms of the agreement, the companies will develop an undisclosed, novel, tumor-activated therapeutic targeting a validated solid tumor antigen expressed across several human cancer types.

“This collaboration marks a significant milestone for Janux, validating the strength of our tumor-activated platforms and expanding our reach in solid tumor oncology,” said David Campbell, Ph.D., President and CEO of Janux. “By combining Janux’s innovative technology with Bristol Myers Squibb’s deep expertise in clinical development and global commercialization, we aim to accelerate the delivery of transformative therapies to patients with difficult-to-treat cancers.”

As part of the collaboration, Janux will complete preclinical development up to IND submission. Bristol Myers Squibb will hold the IND and be responsible for subsequent development and global commercialization, with Janux remaining actively involved, supporting Bristol Myers Squibb through completion of the first Phase 1 clinical study.

Under the terms of the collaboration and exclusive worldwide license agreement, Janux may receive up to $50 million in upfront and near-term milestone payments, and is eligible to receive development, regulatory and commercial milestones up to approximately $800 million in the aggregate. Janux is also entitled to tiered royalties on global product sales.

About Janux Therapeutics

Janux is a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr), Tumor Activated Immunomodulator (TRACIr), and Adaptive Immune Response Modulator (ARM) platforms. Janux has two TRACTr therapeutic candidates in clinical trials, the first targeting prostate-specific membrane antigen (PSMA) is in development for prostate cancer, and the second targeting epidermal growth factor receptor (EGFR) is being developed for colorectal carcinoma, squamous cell carcinoma of the head and neck, non-small cell lung cancer, renal cell carcinoma, small cell lung cancer, pancreatic ductal adenocarcinoma and triple-negative breast cancer. For more information, please visit www.januxrx.com and follow us on LinkedIn.

Janux’s TRACTr, TRACIr and ARM Pipeline

Janux’s first clinical candidate, JANX007, is a TRACTr that targets PSMA and is being investigated in a Phase 1 clinical trial in adult patients with mCRPC. Janux’s second clinical candidate, JANX008, is a TRACTr that targets EGFR and is being studied in a Phase 1 clinical trial for the treatment of multiple solid cancers including colorectal carcinoma, squamous cell carcinoma of the head and neck, non-small cell lung cancer, renal cell carcinoma, small cell lung cancer, pancreatic ductal adenocarcinoma and triple-negative breast cancer. Janux is also advancing additional CD3-based TRACTr and CD28-based TRACIr programs for future clinical development, including a PSMA-TRACIr for use in combination with our PSMA-TRACTr JANX007, and a TROP2-TRACTr for the treatment of TROP2+ solid tumors. Janux is advancing its first ARM platform program candidate, a CD19-ARM for the potential treatment of autoimmune diseases toward clinical trials. Janux is also generating a number of additional TRACTr, TRACIr and ARM programs for potential future development.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need, expectations regarding the timing, scope and results of Janux’s development activities, including its ongoing and planned preclinical studies and clinical trials, the timing of and plans for regulatory filings, the potential benefits of Janux’s product candidates and platform technologies, expectations regarding the use of Janux’s platform technologies to generate novel product candidates, and the upfront payment and other potential fees, milestone and royalty payments, and development activities under the collaboration agreement. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain IND approval, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, the fact that Janux has limited control over the efforts and resources that its collaborators devote to advancing development and commercialization of licensed compounds and/or licensed products and the risk that Janux may not receive the potential fees and payments under its collaboration agreements or fully realize the benefits of such collaborations, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts

Investors:

Chad Rubin

Endurance Advisors

crubin@enduranceadvisors.com

(646) 319-3261

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091